As filed with the United States Securities and Exchange Commission on April 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ENDEAVOR GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-3340169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Address, including zip code, of principal executive offices)

ENDEAVOR GROUP HOLDINGS, INC. 2021 INCENTIVE AWARD PLAN

(Full title of the plan)

Jason Lublin

Chief Financial Officer

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill, Esq. Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Seth Krauss, Esq.

Chief Legal Officer

Robert Hilton, Esq.

Senior Vice President, Associate General Counsel & Corporate Secretary

Endeavor Group Holdings, Inc.

11 Madison Avenue

New York, NY 10010

(212) 586-5100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.00001 par value per share	63,000,000(2)	$24.00(3)	$1,512,000,000	$ 164,960

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.00001 per share (“Common Stock”) of Endeavor Group Holdings, Inc. (the “Company”) issuable under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”), which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents 63,000,000 shares of Common Stock reserved for issuance under the 2021 Plan. The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, by a number of shares of Common Stock equal to the lesser of (A) eight-tenths of one percent (0.8%) of the total number of outstanding shares of Common Stock, as of the close of business on the last business day of the prior calendar year, determined on an “as-converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock and (B) such lesser number of shares of Common Stock as determined by the Governing Body (as defined in the 2021 Plan) of the Company.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and based on a price of $24.00 per share of Common Stock, which is the price per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to its Registration Statement on Form S-1 (File No. 333-254908).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a) The Registrant’s prospectus to be filed with the Commission pursuant to Rule 424(b)(4) promulgated under the Securities Act, which will contain the Registrant’s audited financial statements for the latest fiscal year for which such financial statements have been filed; and

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission, together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. The Registrant’s amended and restated certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Registrant’s amended and restated certificate of incorporation will also provide that the Registrant will indemnify each director and officer and may indemnify employees and agents, as determined by the Registrant’s board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and the Registrant’s amended and restated certificate of incorporation and by-laws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by its directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

The Registrant expects to enter into an indemnification agreement with each of its executive officers and directors that provides, in general, that the Registrant will indemnify them to the fullest extent permitted by law in connection with their service to the Registrant or on its behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement (File No. 333-254908), filed April 20, 2021 with the SEC).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement (File No. 333-254908), filed April 20, 2021 with the SEC).

4.3	Endeavor Group Holdings 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement (File No. 333-254908), filed on April 20, 2021 with the SEC).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the Registration Statement is on Form S-8, and the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beverly Hills, California, on this 29th day of April, 2021.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
	Name:	Jason Lublin
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jason Lublin, Seth Krauss and Robert Hilton , and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ariel Emanuel	Chief Executive Officer and Director (principal executive officer)	April 29, 2021
Ariel Emanuel

/s/ Jason Lublin	Chief Financial Officer (principal financial officer)	April 29, 2021
Jason Lublin

/s/ William Fullerton	Global Controller and Chief Accounting Officer (principal accounting officer)	April 29, 2021
William Fullerton

/s/ Patrick Whitesell	Executive Chairman and Director	April 29, 2021
Patrick Whitesell

/s/ Egon Durban		April 29, 2021
Egon Durban	Director

/s/ Stephen Evans	Director	April 29, 2021
Stephen Evans

/s/ Elon Musk	Director	April 29, 2021
Elon Musk

/s/ Fawn Weaver	Director	April 29, 2021
Fawn Weaver